Exhibit 2.01
Government-level disclosure

The table below sets forth our payments made to governments for the fiscal year ended December 31, 2025, by government and type of payment.

For the year ended December 31, 2025
(Stated in thousands of pesos) (2) (3)
Country	Payee	Department, agency, etc. within payee that received payments	Taxes(1)	Royalties	Fees	Production entitlements	Bonuses	Dividends	Payments for infrastructure improvements	Community and social responsibility payments	Total
Argentina	National government	Agencia de Recaudación y Control Aduanero (“ARCA”)	186,037,477	-	-	-	-	-	-	-	186,037,477
Argentina	National government	Dirección General de Aduanas	19,876,196	-	-	-	-	-	-	-	19,876,196
Argentina	Province of Buenos Aires	Agencia de Recaudación de la Provincia de Buenos Aires (“ARBA”)	9,048,446	-	-	-	-	-	-	-	9,048,446
Argentina	City of Buenos Aires	Administración Gubernamental de Ingresos Públicos (“AGIP”)	1,766,705	-	-	-	-	-	-	-	1,766,705
Argentina	Province of Neuquén	Dirección Provincial de Rentas	6,069,975	-	-	-	-	-	-	-	6,069,975
Argentina	Province of Buenos Aires	Municipalidad de Bahía Blanca	4,696,965	-	-	-	-	-	-	-	4,696,965
Total			227,495,764	-	-	-	-	-	-	-	227,495,764

(1)
Transportadora de Gas del Sur SA (the “Company”) files a consolidated income tax return and is the entity that made the payments. The Argentine National Government levies corporate income taxes at the entity level rather than on a per-project basis. Accordingly, the Company has disclosed payments of taxes at the entity level. The payments relate not to particular projects but to the consolidated income of the Company.
(2)
Certain monetary amounts and other figures included in this report have been subject to rounding adjustments. Any discrepancies in any tables between the totals and the sums of the amounts are due to rounding.
(3)
All payments are reported in Argentine Pesos (Ps.). All figures in Ps. are stated in the measuring unit current at the end of the reporting year (December 31, 2025) in accordance with the application of the method to restate financial statements in constant currency established by the International Accounting Standard 29 (“IAS 29”), as Argentina is considered a hyperinflationary economy. As of December 31, 2025, the official selling nominal exchange rate for pesos into United States (“U.S.”) dollars was Ps. 1,455.00 per U.S.$ 1.00.

Payment details disclosure

The table below provides the details of payments made to governments for the fiscal year ended December 31, 2025.

For the year ended December 31, 2025
(Stated in thousands of pesos) (3) (4)
Payee	Department, agency, etc. within payee that received payments	Business segment	Resource(2)	Taxes(1)	Royalties	Fees	Production entitlements	Bonuses	Dividends	Payments for infrastructure improvements	Community and social responsibility payments	Total
National government	ARCA	Payment not attributable to a business segment	Natural gas	186,037,477	-	-	-	-	-	-	-	186,037,477
National government	Dirección General de Aduanas	Liquids	Natural gas	19,876,196	-	-	-	-	-	-	-	19,876,196
Province of Buenos Aires	ARBA	Liquids	Natural gas	2,731,909	-	-	-	-	-	-	-	2,731,909
Province of Buenos Aires	ARBA	Midstream	Natural gas	6,316,537	-	-	-	-	-	-	-	6,316,537
City of Buenos Aires	AGIP	Liquids	Natural gas	394,940	-	-	-	-	-	-	-	394,940
City of Buenos Aires	AGIP	Midstream	Natural gas	1,371,765	-	-	-	-	-	-	-	1,371,765
Province of Neuquén	Dirección Provincial de Rentas	Liquids	Natural gas	1,829,785	-	-	-	-	-	-	-	1,829,785
Province of Neuquén	Dirección Provincial de Rentas	Midstream	Natural gas	4,240,190	-	-	-	-	-	-	-	4,240,190
Province of Buenos Aires	Municipality of Bahia Blanca	Liquids	Natural gas	4,696,965	-	-	-	-	-	-	-	4,696,965
Total				227,495,764	-	-	-	-	-	-	-	227,495,764

(1)
The Company files a consolidated income tax return and is the entity that made the payments. The Argentine National Government levies corporate income taxes at the entity level rather than on a per-project basis. Accordingly, the Company has disclosed payments of taxes at the entity level. The payments relate not to particular projects but to the consolidated income of the Company.
(2)
The extraction is not carried out by the Company nor is it part of its business.
(3)
Certain monetary amounts and other figures included in this report have been subject to rounding adjustments. Any discrepancies in any tables between the totals and the sums of the amounts are due to rounding.
(4)
All payments are reported in Argentine Pesos (Ps.). All figures in Ps. are stated in the measuring unit current at the end of the reporting year (December 31, 2025) in accordance with the application of the method to restate financial statements in constant currency established by the International Accounting Standard 29 (“IAS 29”), as Argentina is considered a hyperinflationary economy. As of December 31, 2025, the official selling nominal exchange rate for pesos into U.S. dollars was Ps. 1,455.00 per U.S.$ 1.00.